Exhibit 10.3

Execution Version

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (the “Guaranty”), made as of November 1, 2012, by and between COVANTA ENERGY CORPORATION, a Delaware corporation (the “Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (in such capacity, together with any successor or successors in such capacity, herein called the “Trustee”):

WITNESSETH

The Massachusetts Development Finance Agency (the “Issuer”) intends to issue its Resource Recovery Revenue Bonds (Covanta Energy Project) Series 2012A, in the aggregate principal amount of $20,000,000, its Resource Recovery Refunding Revenue Bonds (Covanta Energy Project) Series 2012B, in the aggregate principal amount of $67,225,000, and its Resource Recovery Refunding Revenue Bonds (Covanta Energy Project) Series 2012C, in the aggregate principal amount of $82,370,000 (collectively, the “Bonds”), under and pursuant to an Indenture of Trust, dated as of November 1, 2012 (the “Indenture”), between the Issuer and the Trustee. The proceeds derived from the issuance and sale of the Bonds are to be used to redeem the outstanding principal balances of certain of the Issuer’s bonds, the proceeds of which were used to finance the acquisition, construction and equipping of certain solid waste disposal facilities located in Massachusetts, and to finance the acquisition, construction and equipping of certain solid waste disposal facilities located in Massachusetts (collectively, the “Project”), now owned or operated by Covanta Holding Corporation, a Delaware corporation (the “Company”), or one of its direct or indirect, wholly-owned subsidiaries. The proceeds of the Bonds will be loaned by the Issuer to the Company pursuant to the terms of a Loan Agreement, dated as of November 1, 2012 (the “Loan Agreement”), between the Issuer and the Company. The Guarantor is an indirect, wholly owned subsidiary of the Company.

As used herein, the following capitalized term has the meanings set forth below:

“Guarantor Senior Credit Facility” means that certain Credit and Guaranty Agreement, dated as of March 28, 2012, among the Guarantor, the Company, both as Guarantor, certain subsidiaries of the Guarantor, as Guarantors, Bank of America, N.A. as administrative agent, collateral agent and issuing bank, Morgan Stanley Senior Funding, as syndication agent, Barclays Bank PLC, Credit Agricole Corporate and Investment Bank and JP Morgan Chase Bank, N.A. as Co-Documentation Agents, and Various Lenders, in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of other indebtedness outstanding or available to be borrowed thereunder) all or any portion of the indebtedness under such agreement, and any successor or replacement agreement.

All other capitalized terms used but not otherwise defined here shall have the respective meanings ascribed thereto in the Indenture.

NOW, THEREFORE, in consideration of the foregoing and as an inducement to the Issuer to issue the Bonds and in further consideration of the anticipated benefits to the Guarantor, the Guarantor agrees as follows:

Section 1. Guaranteed Obligations. The Guarantor hereby unconditionally guarantees to the Trustee for the benefit of the owners and beneficial owners of the Bonds, the full and prompt payment of all amounts due from the Company pursuant to the Loan Agreement in respect of (without duplication) (a) the principal of and redemption premium, if any, on the Bonds when and as the same shall become due (whether at maturity, by acceleration, call for redemption or otherwise); (b) the interest on the Bonds when and as the same shall become due; (c) the purchase price of Bonds tendered or deemed tendered for purchase pursuant to Sections 2.4, 4.6 or 4.8 of the Indenture; including, without limitation, all amounts due or to become due from the Company under Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(g) of the Loan Agreement. In addition, the Guarantor hereby unconditionally guarantees to the Trustee (a) for the benefit of the Trustee, the full and prompt payment of all amounts due or to become due from the Company under Sections 4.2(d), 9.2 and 9.3 of the Loan Agreement and (b) for the benefit of the Issuer, the full and prompt payment of all amounts due or to become due from the Company under Sections 4.2(e), 7.3, 9.2 and 9.3 of the Loan Agreement. Such guaranteed amounts are hereinafter collectively referred to as the “Guaranteed Obligations.”

Section 2. Continuing Obligations. This Guaranty shall be a continuing, absolute and unconditional Guaranty and shall remain in full force and effect until the entire principal of, redemption premium, if any, and interest on or purchase price of the Bonds shall have been paid or provided for according to the terms of the Indenture, at which time this Guaranty shall automatically terminate and be of no further force and effect. The Guarantor acknowledges and agrees, however, that its obligations hereunder shall apply to and continue with respect to any amount paid to the Trustee with respect to the Guaranteed Obligations which is subsequently recovered from the Trustee for any reason whatsoever (including, without limitation, as a result of a bankruptcy, insolvency or fraudulent conveyance proceeding but excluding any amounts so recovered due to any willful misconduct or gross negligence on the part of the Trustee) notwithstanding the fact that the Bonds may have been previously paid or performed in full or this Guaranty returned, or both.

Section 3. Guaranty of Payment. This is a guaranty of payment and not of collection, and the Guarantor expressly waives any right to require that any action be brought against the Issuer, the Company or any other person or to require that resort be had to any security. If there shall occur a default by the Company under the Loan Agreement with respect to the payment of the Guaranteed Obligations when and as the same become due, the Guarantor, upon written demand by the Trustee as provided herein, without notice other than such demand and without the necessity of further action by the Trustee, its successors or assigns, shall promptly and fully pay such defaulted payment. In case of any Event of Default hereunder, the Guarantor shall pay all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, paid or incurred by the Trustee and the Issuer in connection with the enforcement of the Guaranteed Obligations or the obligations of the Guarantor under this Guaranty. All payments by the Guarantor shall be paid in lawful money of the United States of America in immediately available funds. Each default in payment of the principal or purchase price of, or redemption premium, if any, or interest on, the Bonds or with respect to payments due to the Trustee or the Issuer under Sections 4.2(d) and (e), 7.3, 9.2 and 9.3 of the Loan Agreement shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises.

Section 4. Obligations Unconditional. The obligations of the Guarantor hereunder shall be absolute and unconditional and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever (other than upon the discharge of the lien of the Indenture in accordance with Article X thereof), including without limitation (a) any compromise, settlement, release, waiver, renewal, extension, indulgence, change in, amendment to or modification of any of the obligations and liabilities contained in the Bonds, the Indenture or the Loan Agreement, (b) any impairment, modification, release or limitation of the liability of the Issuer or the Company, or any other security for or guaranty of the Bonds, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the federal bankruptcy laws or other statutes or from the decision of any court relating thereto, (c) the assertion or exercise by the Issuer, its successors or assigns, or the Trustee of any rights or remedies under the Indenture, the Loan Agreement or this Guaranty or their delay in asserting or exercising, or failure to assert or exercise, any such rights or remedies, (d) the assignment or mortgaging or the purported assignment or mortgaging of all or any part of the interest of the Company in the Project, and (e) the purchase or sale of any capital stock of the Company.

Section 5. Waivers. The Guarantor unconditionally waives notice of any of the matters referred to in Section 4 and, prior to making payment to the Trustee hereunder, any proof of nonpayment by the Company under the Loan Agreement with respect to any Guaranteed Obligation other than a certificate of the Trustee (or, with respect to payments due the Issuer under Sections 4.2(e), 7.3, 9.2 and 9.3 of the Loan Agreement, the Issuer) stating that the Company has failed timely to make payment due under such sections on the due date therefor.

Section 6. No Set-Off. No act of commission or omission of any kind or at any time upon the part of the Trustee, with respect to any matter whatsoever shall in any way affect or impair the rights of the Trustee to enforce any right, power or benefit of the Trustee under this Guaranty, and no set-off, claim, reduction or diminution of any obligation or any defense of any kind or nature which the Guarantor has or may have against the Issuer, the Company or the Trustee or their assignees or successors shall be available to the Guarantor or against any such assignee or successor in any suit or action brought by the Trustee or its successors or assigns to enforce any right, power or benefit under this Guaranty. Nothing in this Guaranty shall be construed as a waiver by the Guarantor of any rights or claims it may have against the Company or the Trustee or the Issuer under this Guaranty or otherwise, but any recovery upon such rights and claims shall be had from the Company or the Trustee or the Issuer separately, it being the intent of this Guaranty that the Guarantor shall be unconditionally and absolutely obligated to perform fully all of its obligations, agreements and covenants hereunder for the benefit of the Trustee and the owners and beneficial owners of the Bonds and, with respect to the payments due the Issuer under Sections 4.2(e), 7.3, 9.2 and 9.3 of the Loan Agreement, the Issuer. It is the intention of the parties that the Issuer, its members, officers, officials, agents and employees shall not incur pecuniary liability by reason of the terms of this Guaranty, the Loan Agreement or the Indenture, or by reason of the undertakings required of the Issuer, its members, officers, officials, agents and employees in connection with the issuance of the Bonds, this Guaranty, the Loan Agreement or the Indenture, the performance of any act required or requested of the Issuer, its members, officers, officials, agents and employees in connection with the issuance of the Bonds, this Guaranty, the Loan Agreement or the Indenture, or in any way arising from the transaction which this Guaranty is a part or arising in any manner in connection with the Project, and the Guarantor hereby waives any rights or claims it may have against the Issuer in connection therewith. Notwithstanding the above, no limitation on the Issuer’s liability, actions, covenants, obligations, agreements or otherwise described above in this Section 6 shall apply with respect to the Issuer’s obligation to loan the proceeds of the Bonds to the Company on the date of their issuance pursuant to, and in accordance with the terms of, the Loan Agreement.

Section 7. Books and Records; Financial Statements. The Guarantor shall maintain proper books of record and account, in which entries shall be made in accordance with generally accepted accounting principles (except where noted), consistently applied, of all its business and affairs. Within one hundred twenty (120) days after the end of each fiscal year, if so requested in writing by the Issuer or Trustee, the Guarantor shall furnish the Issuer and the Trustee copies of its annual unaudited financial statements. The Guarantor agrees to provide the Issuer and the Trustee with such other non-privileged financial information and reports regarding the operations, business affairs or financial condition of the Guarantor or compliance with the terms of the Guaranty as the Issuer and the Trustee may reasonably request from time to time; provided, however, that (i) the Guarantor shall not be required to make any disclosure to the Issuer or Trustee that (a) is prohibited by law or any bona fide confidentiality agreement in favor of a person or entity (other than Company or any of its subsidiaries or affiliates) (the prohibition contained in which was not entered into in contemplation of this provision), (b) is subject to attorney-client or similar privilege or constitutes attorney work product or (c) creates an unreasonably excessive expense or burden on the Guarantor to produce or otherwise disclose and (ii) filing with the Securities and Exchange Commission of the financial information or reports required by this Section shall satisfy the delivery requirements of this Section.

Section 8. Venue. The Guarantor agrees that any suit, action or proceeding arising out of or relating to this Guaranty may be instituted in the state or federal court in Massachusetts, at the option of the person or entity bringing such suit, action or proceeding; and the Guarantor hereby waives any objection to the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Nothing herein shall affect the right of the Trustee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

Section 9. Covenants and Representations. The Guarantor makes the following representations in paragraphs (a), (b) and (c) as of the date hereof and the following covenant in paragraph (d) as the basis for its undertakings hereunder:

(a) It is a corporation duly organized, and validly existing in good standing under the laws of the State of Delaware, has the corporate power to enter into this Guaranty and to perform its obligations hereunder, and by proper corporate action has duly authorized the execution and delivery of this Guaranty and performance of its obligations hereunder. This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by laws relating to bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by the availability of equitable remedies (whether considered in an action at law or in equity).

(b) The execution and delivery of this Guaranty and all documents, instruments and certificates relating thereto and the performance of its obligations hereunder do not and will not conflict with, or constitute a breach or result in a violation of, its articles of incorporation or bylaws, or any material agreement or other material instrument to which it is a party or by which it is bound or any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over it or its property, the violation of any of which would have a material adverse effect upon the Guarantor’s ability to perform its obligations hereunder.

(c) Except for the matters disclosed in the Official Statement dated November 7, 2012 or in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Periodic Reports on Form 8-K filed with the U.S. Securities and Exchange Commission, there are no pending or, to the best of its knowledge, threatened actions, suits, proceedings or investigations of a legal, equitable, regulatory, administrative or legislative nature, which could reasonably be expected to adversely affect in a material way the Guarantor’s business or financial condition or its ability to perform its obligations under this Guaranty.

(d) The Guarantor hereby covenants to notify the Trustee and the Issuer in writing immediately of the occurrence of any Event of Default hereunder or upon becoming aware (i) that any representation made in this Guaranty was false, misleading or materially incorrect when made or (ii) of a breach or violation of any material agreement or other material instrument to which it is a party or by which it is bound or any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over it or its property, in any such case to the extent such breach or violation would, in the Guarantor’s judgment, materially adversely affect the Guarantor’s ability to perform its obligations under Section 1 hereof.

Section 10. Guarantor to Maintain Its Corporate Existence; Conditions Under Which Exceptions Permitted. The Guarantor agrees that during the term of this Guaranty, it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another entity (any such sale, disposition, combination or merger is referred to hereafter as a “transaction”), unless (i) the acquirer of its assets or the entity with which it shall consolidate or into which it shall merge shall assume in writing all of the obligations of the Guarantor under this Guaranty, or the Guarantor retains all such obligations, and (ii) the long-term credit rating on the Bonds, as determined by at least one Rating Agency that maintains a rating on the Bonds, is no lower than the rating by such Rating Agency on the Bonds immediately prior to such transaction. In the event the Guarantor is unable to meet the rating test set forth in clause (ii) of the preceding sentence in connection with the foregoing, the Guarantor shall cause the Company to make a Change of Control Offer for the Bonds pursuant to the Loan Agreement. If the Guarantor sells or disposes of any material part of its assets, whether or not such sale or disposition constitutes a sale or disposition of all or substantially all of its assets, the Guarantor, at its election, may either (A) provide the evidence of rating as set forth in clause (ii) above or (B) cause the Company to make a Change of Control Offer for the Bonds pursuant to the Loan Agreement. In either event, the provisions of this Guaranty described above will be deemed to have been satisfied. If the transaction or other sale or disposition of assets by the Guarantor results in a Change of Control, then the Guarantor is required to cause the Company to make a Change of Control Offer for the Bonds pursuant to the Loan Agreement.

Any transfer of all or substantially all of the Guarantor’s assets to any of its wholly owned direct or indirect subsidiaries shall not be deemed to constitute a disposition “of all or substantially all of the Guarantor’s assets,” within the meaning of the preceding paragraph.

Section 11. Events of Default; Remedies. Each of the following events shall be an Event of Default hereunder:

(a) Failure of the Guarantor to pay any Guaranteed Obligations upon receipt of demand by the Trustee or the Issuer to the Guarantor given in accordance with Section 15.

(b) Failure of the Guarantor to observe or perform any of the other covenants, conditions or agreements hereunder for a period of sixty (60) days after notice (unless the Guarantor and the Trustee and, with respect to payments due the Issuer under Sections 4.2(e),7.3, 9.2 or 9.3 of the Loan Agreement, the Issuer shall agree in writing to an extension of such time prior to its expiration), specifying such failure and requesting that it be remedied, given by the Trustee or the Issuer to the Guarantor; provided, that if said default is such that it can be corrected but cannot be corrected within the applicable period, it shall not constitute an Event of Default if corrective action is instituted by the Guarantor within the applicable period and is diligently pursued until the default is corrected.

(c) The dissolution or liquidation of the Guarantor or the filing by the Guarantor of a voluntary petition in bankruptcy, or failure by the Guarantor promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will impair the Guarantor’s ability to carry on its obligations hereunder, or the entry of any order or decree granting relief in any involuntary case commenced against the Guarantor under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition shall not be discharged or denied within ninety days after the filing thereof, or if the Guarantor shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Guarantor shall be appointed in any proceeding brought against the Guarantor and shall not be discharged within ninety days after such appointment or if the Guarantor shall consent to or acquiesce in such appointment, or assignment by the Guarantor for the benefit of its creditors, or the entry by the Guarantor into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Guarantor under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Guarantor shall remain undismissed (subject to no further appeal) for a period of ninety days; provided, the term “dissolution or liquidation of the Guarantor,” as used in this subsection, shall not be construed to include the cessation of the existence of the Guarantor resulting either from a merger or consolidation of the Guarantor into or with another entity or a dissolution or liquidation of the Guarantor following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 10 hereof.

(d) If (I) an event of default has occurred and is continuing under, and as defined in, either (A) the Guarantor Senior Credit Facility, as amended, restated or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of other indebtedness outstanding or available to be borrowed thereunder) all or any portion of indebtedness under such agreement, and any successor or replacement agreement (the “Senior Credit Facility”) or (B) from and after the date on which the Guarantor has been deemed discharged from its obligations (other than any indemnification and other obligations which survive the termination of the Senior Credit Facility) with respect to the Senior Credit Facility (as set forth in the Senior Credit Facility), any other senior unsecured indebtedness of the Guarantor as may exist from time to time in a principal amount of $50 million or more (“Other Guarantor Debt”), and (II) any such event of default under the Senior Credit Facility or Other Guarantor Debt has resulted in the acceleration of the obligations owed under such facility prior to their respective final stated maturities and provided that, in the event that such acceleration has been rescinded, such Event of Default hereunder will be deemed cured for all purposes and of no further effect.

(e) If any representation contained in this Guaranty or any financial statement or other information furnished to the Trustee or the Issuer in connection with this Guaranty was false or misleading in any material respect at the time it was made or delivered.

Whenever an Event of Default hereunder shall have happened and be continuing, (a) the Trustee in the manner provided in the Indenture may declare the entire unpaid principal of, or redemption premium, if any, and interest on the Bonds to be immediately due and payable, and (b) the Trustee may take whatever action at law or in equity as may appear necessary or desirable to collect payments then due or thereafter to become due hereunder or to enforce observance or performance of any covenant, condition or agreement of the Guarantor under this Guaranty.

In case the Trustee shall have proceeded to enforce this Guaranty and such proceedings shall have been discontinued or abandoned for any reason, then and in every such case the Guarantor and the Trustee shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Guarantor and the Trustee shall continue as though no such proceeding had been taken.

Section 12. Successors and Assigns; Enforcement of Remedies. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and all rights against the Guarantor arising under this Guaranty shall be for the sole benefit of the Trustee and the Bondholders and their successors and assigns and, with respect to payments due the Issuer under Sections 4.2(e), 7.3, 9.2 and 9.3 of the Loan Agreement, the Issuer. The Trustee shall be entitled to bring any suit, action or proceeding against the Guarantor for the enforcement of any provision of this Guaranty without exhausting any other remedies which it may have pursuant to the terms of the Bonds, the Indenture or the Loan Agreement and without resort to any other security held by or available to the Issuer or the Trustee.

Section 13. Subrogation. Prior to payment in full of all Guaranteed Obligations, the Guarantor shall have no right and shall assert no right to be subrogated to any right of the Trustee or the Issuer. No subrogation of the Guarantor shall require the Trustee to proceed against any person or entity or to resort to any security or to take any other action of any kind as a result of subrogation.

Section 14. Amendment of Guaranty. The Trustee and the Guarantor may, with notice to the Issuer, without the consent of or notice to the owners or beneficial owners of the Bonds, enter into any amendment, change or modification of this Guaranty (i) as may be required by the provisions of this Guaranty or the Indenture, (ii) for the purpose of curing any ambiguity or formal defect or omission, (iii) in connection with an amendment of the Indenture, (iv) to effect any event or purpose for which there could be an amendment of the Indenture without the consent of the owners or beneficial owners of the Bonds, or (v) in connection with any other change herein which is not to the material prejudice of the Trustee or the owners or beneficial owners of the Bonds. Except for the amendments, changes or modifications described in the preceding sentence, the Trustee and the Guarantor may not enter into any other amendment, change or modification of this Guaranty without first mailing notice to, and obtaining the written approval or consent of, the owners or beneficial owners of not less than a majority in aggregate principal amount of the Bonds at the time outstanding; provided, however, that the foregoing does not permit, without the written approval or consent of the owners or beneficial owners of 100% in aggregate principal amount of the Bonds then outstanding, an extension of the time of payment of, or a reduction in, any of the Guaranteed Obligations. In addition, any amendment, change or modification of this Guaranty relating to payments due the Issuer under Section 4.2(e), 7.3, 9.2 or 9.3 of the Loan Agreement may only be made with the prior written consent of the Issuer.

Section 15. Notices. Demand for payment by the Guarantor of the amounts guaranteed hereunder shall be made by notice in writing as provided in the next sentence. All demands, notices, approvals, consents, requests and other communication hereunder shall be in writing addressed to the addresses as set forth in Section 11.8 of the Indenture and shall be deemed to have been given: (i) when the same are delivered by hand, or (ii) when the same are sent by confirmed facsimile transmission, or (iii) on the next Business Day when the same are sent by overnight delivery service (with delivery confirmed). The Guarantor, the Company, the Issuer and the Trustee may, by notice given hereunder, designate any further or different addresses or means of communication to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed. Any notice sent by the Issuer or the Trustee to the Guarantor, or vice versa, shall also be sent to the Company.

Section 16. Miscellaneous.

(a) If any provision of this Guaranty shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

(b) This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(c) This Guaranty, together with the Indenture, the Loan Agreement and the Tax Certificate (each as defined in the Indenture or the Loan Agreement), express the entire understanding and all agreements between the parties and this Guaranty may not be modified or amended except in writing signed by the parties as described in Section 14 hereof.

(d) All capitalized terms not otherwise defined herein shall have the same meaning as set forth in Article I of the Indenture.

(e) The Guarantor consents to all the terms, covenants and conditions of the Indenture and the Loan Agreement.

(f) The assumption by the Guarantor of the obligations hereunder will result in direct financial benefits to the Guarantor, as the indirect owner of the assets being financed or refinanced by the Bonds.

(g) This Guaranty may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed by their duly authorized representatives as of the date first above written.

COVANTA ENERGY CORPORATION

By	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	Vice President & Treasurer

ATTESTED:

By	/s/ Sheila Tralins
Name:	Sheila Tralins
Title:	Assistant Secretary

ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

By	/s/ J. C. Progar
Name:	J. C. Progar
Title:	Vice President

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